UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2021

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)
California
(State or Other Jurisdiction of Incorporation)
001-36747	02-0692322
(Commission File Number)	(IRS Employer Identification No.)
13170 Telfair Avenue Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⎕

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⎕

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EYES	Nasdaq
Warrants	EYESW	Nasdaq

_____________________________________________________________________________________________

Item 1.02	Termination of material Definitive Agreement

In response to a press release by Pixium Vision SA (“Pixium”) dated March 24, 2021, and subsequent communications between Second Sight Medical Products, Inc. (the “Company” or “Second Sight”) and Pixium, the Board of Directors of the Company has determined that the business combination with Pixium is not in the best interest of the Company’s shareholders.  On April 1, 2021, the Company gave notice to Pixium of termination of the Memorandum of Understanding (“MOU”) between the parties and is seeking an amicable resolution of termination amounts that may be due however no assurance can be given that an amicable resolution will be reached.  The Company has offered to Pixium the $1,000,000 liquidated damages contemplated by the MOU or a patent license to certain Second Sight patents to settle matters between the parties.  By letter dated April 5, 2021, Pixium indicated that it considered this termination wrongful, rejected the Company’s offers, demanded 6 million Euros in damages, and indicated it would pursue litigation. The Company plans to pay the $1,000,000 termination fee as provided in the MOU.

Item 8.01	Other Events

By agreement dated November 5, 2020, the Company and Pixium retained Oppenheimer & Co. Inc. (“Oppenheimer”) as placement agent for a proposed private placement of securities in connection with the proposed combination under the MOU. On April 1, 2021, the Company received an invoice from Oppenheimer for $1,860,684.41.  This amount includes a requested commission of 6.5% on $27.9 million raised in the recent financing. The Company believes this claim is without merit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2021

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Scott Dunbar

By: Scott Dunbar

Acting Chief Executive Officer